Exhibit 99.1

Arch Therapeutics Provides Corporate Update at the 2nd Annual LD Micro Big Apple Conference in Manhattan, NY

FRAMINGHAM, Mass., October 7, 2019 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of novel liquid, gel and solid hemostatic and wound care devices, is scheduled to provide a corporate update today at the 2nd Annual LD Micro Big Apple Conference in Manhattan, NY.

The corporate update, which will be provided by Chief Executive Officer, Terrence W. Norchi, MD, will include the highlights below.

Arch is actively engaged with a number of companies across several geographic jurisdictions around the world on potential partnership opportunities to commercialize AC5. In evaluating these potential partnership opportunities, the Company and its potential partners have engaged or are expected to engage in a number of activities including, but not limited to, collaborating on product testing of AC5; evaluating product positioning strategies; and consideration of potential partner frameworks, including delineation of regional scope of interest. Depending upon the partner, the business focus of these activities may include applications in Dermal Sciences, Biosurgery, and or certain pipeline opportunities.

Arch remains focused on potential transactions that add value while not constraining strategies of future interest to the Company. During the presentation, Dr. Norchi will state, “We remain pleased with the continued high level of enthusiasm and progress, even though we cannot make definitive statements regarding what will or will not be concluded or the timing of potential transactions. These activities do take time from inception to completion for our potential partners and for us due to the required number of steps and decisions to be made, and also because our assets represent novel technology for our potential partners. The global reach of these discussions is important because decisions made for certain regions and/or applications often have implications for those in other regions and/or applications.”

On the intellectual property front, two new patents were recently published. The first, "SAP and Peptidomimetics for the Treatment of Eye Disease" (U.S.S.N. 16/355,233), covers self-assembling peptides or self-assembling peptidomimetics for the treatment or prevention of one or more diseases, injuries, or symptoms of diseases or disorders of the eye. Examples include ocular lenses and implants, dry eye disease, corneal erosions, and vitrectomy procedures. The second, “SAP and Peptidomimetics for Reducing Symptoms of Inflammation” (U.S.S.N. 16/363,890), covers self-assembling peptides or self-assembling peptidomimetics to alleviate symptoms of inflammation, including, for instance, pain, swelling, redness, immobility of a joint, loss of function of an organ and certain untoward physiological responses.

On the regulatory front, as stated in the press release issued on August 5, 2019, Arch awaits acknowledgement that the notified body has completed its review process, and the next update is expected to coincide with a definitive and material announcement. No additional data has been requested by the Company’s notified body.

You may find Arch’s corporate presentation at: https://www.archtherapeutics.com

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's development stage product candidates include AC5™ Topical Gel, AC5™, Topical Hemostat1 and AC5™ Surgical Hemostat.1

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com

1.	AC5 Topical Hemostat and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.